SUPPLEMENT No. 1 DATED FEBRUARY 14, 2013 (To Prospectus dated December 11, 2012)	Rule 424(b)(3) Registration No. 333-175248

12,639,168

Common Shares

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated December 11, 2012 (“Prospectus”), of GenSpera, Inc. (”Company), as well as all prior supplements thereto. The Prospectus relates to the resale of up to 12,639,168 shares of our common stock by the selling shareholders identified therein. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto.

The information attached to this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements thereto carefully before you make an investment decision.

See “Risk Factors” beginning on page 1 of the prospectus dated December 11, 2012, for risk factors and information you should consider before you purchase shares.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that the securities previously registered to certain selling shareholder have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the selling shareholder table, as previously modified or amended, is unaffected:

	Common Shares Owned Before Sale (1)					Common Shares Owned After Sale (2)
	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Amount	% of Class
The Bass Family Trust	-	-	-	*	-	-	*
James M. Bass (3)		5,834	5,834	*	5,834	-	*
Walter H. Bass (4)	-	5,834	5,834	*	5,834	-	*
Thomas W. Bass (5)	-	5,833	5,833	*	5,833	-	*
Robert A. Bass (6)	-	5,833	5,833	*	5,833	-	*
Julie Bass Adkins (7)	-	5,833	5,833	*	5,833	-	*
John L. Kemmerer, Jr. 1970 Trust	-	-	-	*	-	-	*
John L. Kemmerer, Jr. 1957 Trust (8)	690,000	345,000	1,035,000	4.73%	1,035,000	-	*

* Less than 1%

(3) The Shares being registered include (i) 3,334 shares underlying common stock purchase warrants issued in our June / July 09 offering, and (ii) 2,500 shares underlying common stock purchase warrants issued in our May 2010 offering.

(4) The Shares being registered include (i) 3,334 shares underlying common stock purchase warrants issued in our June / July 09 offering, and (ii) 2,500 shares underlying common stock purchase warrants issued in our May 2010 offering.

(5) The Shares being registered include (i) 3,333 shares underlying common stock purchase warrants issued in our June / July 09 offering, and (ii) 2,500 shares underlying common stock purchase warrants issued in our May 2010 offering.

(6) The Shares being registered include (i) 3,333 shares underlying common stock purchase warrants issued in our June / July 09 offering, and (ii) 2,500 shares underlying common stock purchase warrants issued in our May 2010 offering.

(7) The Shares being registered include (i) 3,333 shares underlying common stock purchase warrants issued in our June / July 09 offering, and (ii) 2,500 shares underlying common stock purchase warrants issued in our May 2010 offering.

(8) The shares being registered include 690,000 shares of common stock and 345,000 shares underlying common stock purchase warrants issued in our June / July 09 offering. John L. Kemmerer, III has voting and dispositive control over the shares being registered.